                                    EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.


                             MERCHANTS MERGER CORP.

                                       AND

                            FORTRESS BANCSHARES, INC.



                            DATED AS OF MAY 31, 2002





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         TABLE OF CONTENTS / PAGE




ARTICLE I

         THE MERGER
         SECTION 1.01. The Merger                                            6
         SECTION 1.02. Effective Time                                        6
         SECTION 1.03. Effect of the Merger                                  6
         SECTION 1.04. Articles of Incorporation and Bylaws                  6
         SECTION 1.05. Directors and Officers                                6
         SECTION 1.06. Conversion of Securities                              6
         SECTION 1.07. Exchange of Certificates                              8
         SECTION 1.08. Stock Transfer Books                                  10

ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         SECTION 2.01. Organization and Qualification of the Company;
                           Subsidiary                                        10
         SECTION 2.02. Articles of Incorporation and Bylaws                  11
         SECTION 2.03. Capitalization                                        11
         SECTION 2.04. Authority                                             13
         SECTION 2.05. No Conflict; Required Filings and Consents            14
         SECTION 2.06. Compliance; Permits                                   14
         SECTION 2.07. Banking Reports and Financial Statements              15
         SECTION 2.08. Absence of Certain Changes or Events                  15
         SECTION 2.09. Absence of Litigation                                 16
         SECTION 2.10. Employee Benefit Plans                                16
         SECTION 2.11. Employment Contracts; Material Contracts              18
         SECTION 2.12. Registration Statement; Proxy Statement               18
         SECTION 2.13. Title to Property                                     18
         SECTION 2.14. Compliance with Environmental Laws                    19
         SECTION 2.15. Absence of Agreements                                 20
         SECTION 2.16. Taxes                                                 20
         SECTION 2.17. Insurance                                             21
         SECTION 2.18. Absence of Adverse Agreements                         21
         SECTION 2.19. Internal Controls and Records                         21
         SECTION 2.20. Loans                                                 21
         SECTION 2.21. Labor Matters                                         22
         SECTION 2.22. Brokers                                               22
         SECTION 2.23. Accounting and Tax Matters                            22
         SECTION 2.24. Full Disclosure                                       22
         SECTION 2.25. Vote Required                                         22


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ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF MERCHANTS
         SECTION 3.01. Organization and Qualification                        23
         SECTION 3.02. Articles of Incorporation and Bylaws                  23
         SECTION 3.03. Capitalization                                        23
         SECTION 3.04. Authority                                             23
         SECTION 3.05. No Conflict; Required Filings and Consents            24
         SECTION 3.06. Compliance; Permits                                   24
         SECTION 3.07. Securities Reports; Financial Statements              24
         SECTION 3.08. Absence of Certain Changes or Events                  25
         SECTION 3.09. Absence of Litigation                                 25
         SECTION 3.10. Registration Statement; Proxy Statement               25
         SECTION 3.11. Absence of Agreements                                 26
         SECTION 3.12. Taxes                                                 26
         SECTION 3.13. Brokers                                               26
         SECTION 3.14. Accounting and Tax Matters                            26
         SECTION 3.15. Full Disclosure                                       27
         SECTION 3.16 Vote Required                                          27

ARTICLE IV

         COVENANTS OF THE COMPANY
         SECTION 4.01. Affirmative Covenants                                 27
         SECTION 4.02. Negative Covenants                                    28
         SECTION 4.03. Access and Information                                30
         SECTION 4.04. Affiliates; Accounting and Tax Treatment              30
         SECTION 4.05. Expenses                                              31
         SECTION 4.06. Delivery of Shareholder List                          31

ARTICLE V

         COVENANTS OF MERCHANTS
         SECTION 5.01. Affirmative Covenants                                 31
         SECTION 5.02. Access and Information                                31
         SECTION 5.03. Accounting and Tax Treatment                          32
         SECTION 5.04. Registration Statement                                32

ARTICLE VI

         ADDITIONAL AGREEMENTS
         SECTION 6.01.  Registration Statement                               32
         SECTION 6.02.  Meeting of the Shareholders                          33
         SECTION 6.03.  Appropriate Action; Consents; Filings                33
         SECTION 6.04.  Notification of Certain Matters                      33
         SECTION 6.05.  Public Announcements                                 33
         SECTION 6.06.  Environmental Matters                                34
         SECTION 6.07.  Break-Up Fee                                         34
         SECTION 6.08.  Directors of Merchants                               35


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ARTICLE VII

         CONDITIONS OF MERGER
         SECTION 7.01.  Conditions to Obligation of Each Party to Effect
                            the Merger                                       35
         SECTION 7.02.  Additional Conditions to Obligations of Merchants    35
         SECTION 7.03.  Additional Conditions to Obligations of the Company  37

ARTICLE VIII

         TERMINATION, AMENDMENT AND WAIVER
         SECTION 8.01.  Termination                                          38
         SECTION 8.02.  Effect of Termination                                39
         SECTION 8.03.  Amendment                                            39
         SECTION 8.04.  Waiver                                               39

ARTICLE IX

         GENERAL PROVISIONS
         SECTION 9.01.  Non-Survival of Representations, Warranties and
                             Agreements                                      40
         SECTION 9.02.  Disclosure Schedules                                 40
         SECTION 9.03.  Notices                                              40
         SECTION 9.04.  Certain Definitions                                  40
         SECTION 9.05.  Headings                                             41
         SECTION 9.06.  Severability                                         42
         SECTION 9.07.  Entire Agreement                                     42
         SECTION 9.08.  Assignment                                           42
         SECTION 9.09.  Parties in Interest                                  42
         SECTION 9.10.  Governing Law                                        42
         SECTION 9.11.  Counterparts                                         42



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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of May 31, 2002, (the "Agreement"), among MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., a Wisconsin corporation ("Merchants"), Merchants Merger Corp., a Wisconsin corporation, ("Merger Corp."), and FORTRESS BANCSHARES, INC., an Iowa corporation, ("Company").


                              W I T N E S S E T H:

         WHEREAS, the Company is a bank holding company, the wholly-owned subsidiaries of which are the Fortress Bank of Cresco, a commercial bank chartered under the laws of the State of Iowa, located in Cresco, Iowa ("Cresco") and Fortress Holdings, Inc. ("Holdings") a Wisconsin corporation; and

         WHEREAS, Holdings is a bank holding company, the wholly owned subsidiaries of which are the Fortress Bank of Westby, a commercial bank chartered under the laws of the State of Wisconsin located in Westby, Wisconsin ("Westby"), and Fortress Bank, N.A., a commercial bank chartered under the National Banking Laws, located in Houston, Minnesota ("Houston"). Cresco, Westby, and Houston are sometimes collectively referred to as "Banks" in this Agreement; and

         WHEREAS, the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Act and the Iowa Business Corporation Act, will merge with and into Merger Corp., a wholly-owned subsidiary of Merchants (the "Merger"); and

         WHEREAS, the Company and its Board of Directors have determined that the Merger will enhance the ability of the Banks to better serve their customers and increase the financial strength of the Banks; and

         WHEREAS, the Board of Directors of the Company believes that the Merger will benefit the shareholders of the Company and the employees and customers of the Banks; and

         WHEREAS, the respective Board of Directors of Merchants, Merger Corp. and the Company have determined that the Merger pursuant and subject to the terms and conditions of this Agreement is fair to and in the best interests of the respective corporations and their shareholders, and have approved and adopted this Agreement and the transactions contemplated hereby; and

         WHEREAS, the Board of Directors of the Company has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of the Company; and

         WHEREAS, as a condition and inducement to Merchants' willingness to enter into this Agreement, Merchants and certain shareholders of the Company are concurrently with the execution and delivery hereof, entering into a Voting Agreement dated as of the date hereof (the "Voting Agreement"), pursuant to which such shareholders shall make certain agreements with respect to the voting of their shares of Company Common Stock.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Merchants, Merger Corp. and the Company hereby agree as follows:



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                                    ARTICLE I
                                   THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Wisconsin and Iowa Law, at the Effective-Time (as defined in Section 1.02) the Company shall be merged with and into Merger Corp. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Corp. shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.02. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin and the Secretary of State of the State of Iowa, in such form as required by, and executed in accordance with the relevant provisions of Wisconsin and Iowa Law and shall take all such further actions as may be required by law to make the Merger effective.

         The later of the date and time of the filing of the Articles of Merger or the effective date and time of the Merger as set forth in such Articles of Merger is hereinafter referred to as the "Effective Time."

         SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin and Iowa Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Corp. and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Corp. and the Company shall become the debts, liabilities and duties of the Surviving Corporation in accordance with applicable laws.

         SECTION 1.04. ARTICLES OF INCORPORATION AND BYLAWS. At the Effective Time, the Articles of Incorporation and the Bylaws of Merger Corp., as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

         SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Corp. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Corp. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merchants, Merger Corp., the Company, or the holders of any of the following securities:

         (a) Each share of the common stock $0.01 par value, of the Company ("Company Common Stock") (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Merchants, Merger Corp. or the Company or any direct or indirect subsidiary of Merchants, Merger Corp. or the Company and (ii) any Dissenting Shares (as defined in Section 1.06 (e)) shall be canceled and extinguished and be converted into and become a right to receive $30.00 per share (the "Merger Consideration"), to be paid in the manner provided in Section 1.06 (c) below.

         (b) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Merchants, Merger Corp. or the Company or any direct or indirect

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subsidiary of Merchants, Merger Corp. or the Company shall be canceled and extinguished and no payment shall be made with respect thereto.

         (c) The Merger Consideration of $30.00 per share of Company Common Stock shall be paid with a combination of cash and shares of $1.00 par value common stock of Merchants ("Merchants Common Stock"). Each shareholder of the Company will be entitled to elect the form of consideration to be received for his or her shares of Company Common Stock; provided, however, that the aggregate amount of cash to be paid to the shareholders of the Company will equal forty-five percent (45%) of the aggregate Merger Consideration, and the remaining fifty-five percent (55%) of the aggregate Merger Consideration (the "Non-Cash Merger Consideration") will be paid with shares of Merchants Common Stock. The number of shares of Merchants Common Stock to be received by shareholders of the Company for each share of Company Common Stock for which Non-Cash Merger Consideration is payable shall be determined as follows:

         1. If the Daily Average Price (as defined below) is greater than or equal to $26.00 and less than or equal to $34.00, each share of Company Common Stock payable in Non-Cash Merger Consideration will be exchanged for the number of shares of Merchants Common Stock equal to $30.00 divided by the Daily Average Price.


         2. If the Daily Average Price is greater than $34.00 but less than or equal to $36.00, the Daily Average Price will be assumed to be $34.00. If the Daily Average Price is less than $26.00 but greater than or equal to $24.00, the Daily Average Price will be assumed to be $26.00.

         3. If the Daily Average Price is less than $24.00 or greater than $36.00, then Merchants and the Company will make a good faith effort to renegotiate the Merger Consideration.

                  The Daily Average Price of a share of Merchants Common Stock will be equal to the daily average of the "bid" and "ask" quotations of Merchants Common Stock as published in the Milwaukee Journal/Sentinel (or obtained from another source acceptable to Merchants and the Company if such quotations are not published in the Milwaukee Journal/Sentinel) on each of the twenty (20) trading days preceding the fifth (5th) day prior to the Effective Time. On each of the twenty (20) trading days prior to the fifth (5th) day before the Effective Time, all "bid" and "ask" quotations will be averaged to calculate the market quotation for that day (the "Average Quote"). The resulting twenty (20) Average Quotes will be used to calculate an arithmetic, unweighted average. The twenty
                  (20) Average Quotes will be summed and the result divided by twenty (20) to determine the Daily Average Price of Merchants Common Stock to be used for purposes of the payment of the Non-Cash Merger Consideration. In the event that "ask" quotations are not available, or if the "ask" price exceeds the "bid" price by more than $4.00 on any of the twenty (20) trading days used to compute the Daily Average Price, then the "bid" quotes shall be used on those days to calculate the Daily Average Price.

         (d) Upon approval of the Merger by the shareholders of the Company, the Company will deliver a form of election to the shareholders of the Company permitting them to elect the form of consideration to be received in payment of the Merger Consideration. In the event that there is an over subscription of Merchants Common Stock or cash (including cash to be received for Dissenting Shares, as defined below), the Company will allocate such consideration in proportion to the elections of the shareholders of the Company based upon the number of shares of Company Common Stock owned by such shareholders, such that forty-five percent (45%) of the aggregate Merger Consideration will be paid


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in cash and the remaining fifty-five percent (55%) of the Merger Consideration will be paid in shares of Merchants Common Stock. Preference will be given to shareholders electing to receive payment of the Merger Consideration in cash and Merchants' Common Stock.

         (e) No fractional shares of Merchants Common Stock and no certificates or scrip certificates therefore shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount pursuant to Section
1.08 hereof.

         (f) The stock options which have been granted but are unexercised as of the effective date of this Agreement under the Company's Stock Option Plan, known as the "Fortress Bancshares, Inc. 1992 Stock Option Stock Plan", totaling nineteen thousand five hundred (19,500) stock options, shall be converted pursuant to the conversion ratio as defined by this Agreement into granted but unexercised stock options under the Merchants' Incentive Stock Option Plan. The provisions of this Section 1.06(f) shall be contingent upon approval by the shareholders of Merchants to amend the Merchants' Incentive Stock Option Plan to provide for additional shares, including but not limited to, shares sufficient to allow for conversion of the stock options under the Company's stock option plan to stock options under the Merchants' stock option plan.

         (g) Each Share which shall be issued and outstanding as of the Effective Time and held by a shareholder who has validly perfected dissenter's rights in accordance with Iowa Law, shall not be converted into or represent a right to receive the Merger Consideration pursuant to this Section 1.06 (all such Shares are hereinafter called "Dissenting Shares"). The Company shall give Merchants prompt notice upon receipt by the Company of any written notice from any such shareholder of the Company ("Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, except with prior written consent of Merchants, voluntarily make any payment with respect to, or settle or offer to settle, any request for withdrawal pursuant to the exercise of dissenter's rights. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her Shares shall receive payment therefore from Merchants (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to receive the value of his or her Shares, his or her Shares shall be thereupon be deemed to have been canceled as of the Effective Time and converted into the right to receive the Merger Consideration in accordance with the provisions of this Section 1.06.

         SECTION 1.07. EXCHANGE OF CERTIFICATES.

         (a) Exchange Agent. As of the Effective Time, Merchants shall deposit, or shall cause to be deposited, with US Bank (the "Exchange Agent"), and such deposit shall be solely for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article I through the Exchange Agent, the aggregate Merger Consideration consisting of certificates representing the shares of Merchants Common Stock and cash (such certificates for shares of Merchants Common Stock, and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable or payable, as the case may be, pursuant to Section 1.06 in exchange for outstanding shares of Company Common Stock.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.06 and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only

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upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Merchants may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable amount and form of Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the applicable amount and form of the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder) and cash in lieu of fractional shares (if any), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper Merger Consideration may be delivered (or cash may be paid in lieu of fractional shares, if applicable), to a transferee if the Certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for the Merger Consideration until Merchants has received a written agreement from such person as provided in Section 4.04 hereof. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable amount and form of the Merger Consideration and cash in lieu of any fractional shares of Merchants Common Stock as contemplated by
Section 1.07(e).

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Merchants Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merchants Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.07(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Merchants Common Stock issued in exchange therefore, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Merchants Common Stock to which such holder is entitled pursuant to Section 1.07(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Merchants Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Merchants Common Stock.

         (d) No Further Rights in the Shares. All shares of Merchants Common Stock issued and cash paid, as the case may be, upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

         (e) No Fractional Shares. No certificates or scrip representing fractional shares of Merchants Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Merchants. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Merger Consideration.

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to Merchants, upon demand, and any shareholders of the Company who have not theretofore complied with this
Article I shall thereafter look only to Merchants for payment of their claim to the

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applicable amount and form of the Merger Consideration, any cash in lieu of fractional shares of Merchants Common Stock and any dividends or distributions with respect to Merchants Common Stock.

         (g) Liability. Neither Merchants, Merger Corp. nor the Company shall be liable to any holder of Shares for any such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

         (h) Withholding Rights. Merchants shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares such amounts as Merchants is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Merchants, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Merchants.

         SECTION 1.08. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Merchants for any reason shall be converted into shares of Merchants Common Stock or cash, as the case may be, in accordance with this Article I.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         For purposes of any representation, warranty, covenant, agreement or statement of the Company or its subsidiaries in this Agreement, the term "Company and Subsidiaries" or "Company or Subsidiaries" shall mean the Company, the Banks, Holdings or any other subsidiary. A true and complete list of the Company's directly and indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interest owned by the Company or another subsidiary of the Company is set forth on Schedule 2.03.

         The term "Subsidiary" (or its plural) as used in this Agreement with respect to the Company shall mean any corporation, partnership, joint venture or other legal entity of which the Company, either alone or together with any other subsidiary, owns directly or indirectly, twenty-five percent (25%) or more of the stock or other equity interest the holders of which are generally entitled to vote for the election of the directors or other governing body of such corporation or other legal entity.

         Except as set forth in the Disclosure Schedule attached hereto (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Merchants and Merger Corp. as of the date of this Agreement, that:

         SECTION 2.01. ORGANIZATION AND QUALIFICATION OF THE COMPANY; SUBSIDIARIES. The Company is a corporation duly organized and validly existing under the laws of the State of Iowa. Fortress Bank of Cresco is a duly organized and validly existing Iowa bank. Holdings is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Westby is a duly organized and validly existing Wisconsin Bank. Houston is a duly organized and validly existing national banking association. The Company and Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates,

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approvals and orders ("Approvals") necessary to own, lease and operate their respective properties and to carry on their business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and its Subsidiaries, taken as a whole. The term "Material Adverse Effect" as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to a party's business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities). Neither the Company nor the Subsidiaries have received notice of proceedings relating to the revocation or modification of any Approvals. The Company and its Subsidiaries are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company is registered with the Federal Reserve Board as a multi-bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Holdings is registered with the Federal Reserve Board as a multi-bank holding company under the BHCA. In addition to the Banks and Holdings the Company holds interests, either directly or indirectly, in other entities, all of which are duly organized and validly existing under the laws of their respective state of organization and each of which has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate its property and to carry on its business as is now being conducted.

         SECTION 2.02. ARTICLES OF INCORPORATION AND BYLAWS. The Company and Subsidiaries have heretofore furnished to Merchants a complete and correct copy of the Articles of Incorporation and the Bylaws, as amended or restated, of each entity and such Articles of Incorporation and Bylaws are in full force and effect and none of the entities is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         SECTION 2.03. CAPITALIZATION.

         (a) Capitalization of the Company. The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, par value $0.01 per share. As of the date of this Agreement, (i)697,140 shares of the Company's Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable (except as provided in the Iowa Business Corporation Law), and all of which have been issued in compliance with applicable securities laws, and (ii) no shares of the Company's Common Stock are held in the Company's treasury. Except as set forth in the Company's Disclosure Schedule at Section 2.03(a), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the Company's Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         (b) Capitalization of Holdings. The authorized capital stock of Holdings consists of 9,000 shares of common stock, par value $0.01 per share. As of the date of this Agreement, (i) 100 shares of Holdings' common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes) and all of which have been issued in compliance with applicable securities laws, and (ii) the Company owns all of Holdings' capital stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(b), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Holdings or obligating Holdings to issue or sell any shares of capital stock of, or other equity interests in Holdings. There are no obligations, contingent or otherwise, of Holdings to repurchase, redeem or otherwise acquire any shares of Holdings' capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         (c) Capitalization of the Banks. (1) Cresco. The authorized capital stock of Cresco consists of 1,000 shares of common stock, par value $100.00 per share. As of the date of this Agreement, (i) 1,000 shares of Cresco's common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in the Iowa Statutes) and all of which have been issued in compliance with applicable securities laws, and (ii) the Company owns all of Cresco's capital stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Cresco or obligating Cresco to issue or sell any shares of capital stock of, or other equity interests in Cresco. There are no obligations, contingent or otherwise, of Cresco to repurchase, redeem or otherwise acquire any shares of Cresco's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (2) Westby. The authorized capital stock of Westby consists of 15 shares of common stock, par value $100.00 per share. As of the date of this Agreement, (i) 15 shares of Westby's common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in Section 220.07 of the Wisconsin Statutes) and all of which have been issued in compliance with applicable securities laws, and (ii) Holdings owns all of Westby's capital stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Westby or obligating Westby to issue or sell any shares of capital stock of, or other equity interests in Westby. There are no obligations, contingent or otherwise, of Westby to repurchase, redeem or otherwise acquire any shares of Westby's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (3) Houston. The authorized capital stock of Houston consists of 25,000 shares of common stock, par value $100.00 per share. As of the date of this Agreement, (i) 7,000 shares of Houston's common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in the Minnesota Statutes) and all of which have been issued in compliance with applicable securities laws, and (ii) Holdings owns all of Houston's capital stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Houston or obligating Houston to issue or sell any shares of capital stock of, or other equity interests in Houston. There are no obligations, contingent or otherwise, of Houston to repurchase, redeem or otherwise acquire any shares of Houston's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         (d) Capitalization of other Subsidiaries. (1) Fortress Mortgage Services Company ("FMSC"). The authorized capital stock of FMSC consists of 9,000 shares of common stock, par value $1.00 per share. As of the date of this Agreement, (i) 1,000 shares of FMSC's common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes) and all of which have been issued in compliance with applicable securities laws, and (ii) Westby owns all of FMSC's capital stock. Except as set forth in the

Company's Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of FMSC or obligating FMSC to issue or sell any shares of capital stock of, or other equity interests in FMSC. There are no obligations, contingent or otherwise, of FMSC to repurchase, redeem or otherwise acquire any shares of FMSC's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (2) Westby Investment Company ("WIC"). The authorized capital stock of WIC consists of 1,000 shares of common stock, par value $1.00 per share. As of the date of this Agreement, (i) 1,000 shares of WIC's common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes) and all of which have been issued in compliance with applicable securities laws, and (ii) Westby owns all of WIC's capital stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of WIC or obligating WIC to issue or sell any shares of capital stock of, or other equity interests in WIC. There are no obligations, contingent or otherwise, of WIC to repurchase, redeem or otherwise acquire any shares of WIC's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (3) The Fortress Agency, Inc. ("Agency"). The authorized capital stock of Agency consists of 1,000,000 shares of common stock, par value $0.01 per share. As of the date of this Agreement, (i) 100 shares of Agency's common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in the Minnesota Business Corporation Law) and all of which have been issued in compliance with applicable securities laws, and (ii) Houston owns all of Agency's capital stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Agency or obligating Agency to issue or sell any shares of capital stock of, or other equity interests in Agency. There are no obligations, contingent or otherwise, of Agency to repurchase, redeem or otherwise acquire any shares of Agency's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (4) Heartland Financial Corporation ("Heartland"). The authorized capital stock of Heartland consists of 9,000 shares of common stock, par value $1.00 per share. As of the date of this Agreement, (i) 1,360 shares of Heartland's common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes) and all of which have been issued in compliance with applicable securities laws, and (ii) Westby owns one third (1/3) of Heartland's capital stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Heartland or obligating Heartland to issue or sell any shares of capital stock of, or other equity interests in Heartland. There are no obligations, contingent or otherwise, of Heartland to repurchase, redeem or otherwise acquire any shares of Heartland's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         SECTION 2.04. AUTHORITY. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the

Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of the Company's Common Stock in accordance with Iowa Law and the Company's Articles of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merchants, and Merger Corp., constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

         SECTION 2.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) To the best knowledge of the Company, after inquiry of its executive officers, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company and its Subsidiaries, (ii) conflict with or violate any domestic (federal, state or local) law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company and its Subsidiaries, or by which their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company and its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company and its Subsidiaries is a party or by which the Company and its Subsidiaries or its or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         (b) To the best knowledge of the Company, after inquiry of its executive officers, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), BHCA, the state and federal banking laws and regulations, and the filing and recordation of appropriate merger or other documents as required by Iowa and Wisconsin Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         SECTION 2.06. COMPLIANCE; PERMITS. To the best knowledge of the Company after inquiry of its executive officers, neither the Company nor the Subsidiaries are in conflict with, or in default or violation of, (a) any law applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         SECTION 2.07. BANKING REPORTS AND FINANCIAL STATEMENTS.

         (a) The Company and the Subsidiaries have timely filed all forms, reports and documents required to be filed with the Federal Reserve Board, the Office of the Comptroller of the Currency, the Wisconsin Department of Financial Institutions, the Iowa Department of Commerce, Banking Division and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) delivered to Merchants whether or not contained in the Company Reports (the "Financial Statements"), including, but not limited to, any Company Reports filed since the date of this Agreement and prior to or at the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         (c) Except as and to the extent set forth on the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2001 and March 31, 2002, including all notes thereto (the "Company Balance Sheet"), neither the Company nor the Bank has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business, that would not, individually or in the aggregate have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, or (ii) as otherwise reflected in the reports referred to in Section 2.07(a) hereof.

         SECTION 2.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Financial Statements or in the Disclosure Schedules pursuant to this Agreement, since December 31, 2001, to the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2001, there has not been (a) any change in the financial condition, results of operations or business of the Company or its Subsidiaries having a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or its Subsidiaries having a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, (c) any change by the Company or its Subsidiaries in their accounting methods, principles or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board, (d) any revaluation by the Company or its Subsidiaries of any of their material assets in any material respect, (e) any entry by the Company or its Subsidiaries into any commitment or transactions material to the Company or its Subsidiaries, taken as a whole, other than in the ordinary course and other than this Agreement, (f) any declaration, setting aside or payment of any dividends (other than dividends paid in the ordinary course, consistent with past practice) or distributions in respect of shares of the Company's Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of the Subsidiaries, or (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or key employees of the Company or its Subsidiaries, other than in the ordinary course consistent with past practice and the employment agreement disclosed in Disclosure Schedule 2.11.

         SECTION 2.09. ABSENCE OF LITIGATION. Except as disclosed in the Company's Disclosure Schedule at Section 2.09, (a) neither the Company nor the Subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company or its Subsidiaries as a result of the examination by any regulatory authority.

         SECTION 2.10. EMPLOYEE BENEFIT PLANS.

         (a) The Company Disclosure Schedule at Section 2.10 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 (ERISA) without regard to any exemptions from any requirements there under issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or its Subsidiaries (the "Pension Plans"). The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by the Company or its Subsidiaries which, as of the Effective Time, has not distributed all of its assets in full satisfaction of accrued benefits and/or obligations.

         (b) The Company Disclosure Schedule at Section 2.10 lists all "employee welfare benefit plans," as defined in ERISA section 3(1) without regard to any exemptions from any requirements there under issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or its Subsidiaries (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Company or its Subsidiaries which, as of the Effective Time, has not distributed all of its assets and/or satisfied all of its obligations.

         (c) The Company has made available to Merchants true and complete copies of the documents governing each of the Pension Plans and Welfare Plans as in effect at the Effective Time.

         (d) The Company Disclosure Schedule at Section 2.10 lists all plans or programs to provide fringe benefits to the Company's and its Subsidiaries' employees (other than Pension Plans and Welfare Plans) including, but not limited to vacation, sick leave, disability, medical, hospitalization, life insurance and other insurance plans or related benefits (the "Fringe Benefit Plans").

         (e) The Company has made available to Merchants true and complete copies of the documents governing each Fringe Benefit Plan.

         (f) The Company has no direct or indirect, formal or informal, plan, fund or program to change any Pension Plan, Welfare Plan or Fringe Benefit Plan that would affect any of the Company's or its Subsidiaries' employees. Neither the Company nor its Subsidiaries has made a material modification, within the meaning of ERISA Section 102 and the regulations there under, to any existing Pension Plan, Welfare Plan or Fringe Benefit Plan which is not set forth in the Pension Plan, Welfare Plan or Fringe Benefit Plan documents provided to Merchants.

         (g) For purposes of this Section 2.10, "Company" shall include the Company, the Banks and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA
Section 4001), any group of trades or businesses under common control (within the meaning of Code Section 414(c), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA Section 4001) and any affiliated service group (within the meaning of Code Section 414(m) and relevant Treasury Regulations and proposed Treasury Regulations) of which the Company or any Subsidiary is a member.

         (h) Neither the Company nor its Subsidiaries has ever been obligated to contribute to any multi-employer plan within the meaning of ERISA Section 3(37).

         (i) To the Company's knowledge, the Pension Plans, Welfare Plans and Fringe Benefit Plans and the trusts and other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans have been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, the plan documents and all other applicable rules, regulations and laws. To the Company's knowledge, the Pension Plans, Welfare Plans and Fringe Benefit Plans and the trusts or other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans meet all applicable requirements, in form and in operation required for favorable tax treatment under the Code. All required contributions pursuant to the Pension Plans, Welfare Plans and Fringe Benefit Plans for all periods prior to the Effective Time have been made or will be made prior to the Effective Time. There are no pending or, to the Company's knowledge, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Pension Plans, Welfare Plans or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Pension Plans, Welfare Plans or Fringe Benefit Plans or the assets of any of the trusts under any Pension Plans, Welfare Plans or Fringe Benefit Plans. To the Company's knowledge, no representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under the Pension Plans, Welfare Plans or Fringe Benefit Plans have been made to the Company's or its Subsidiaries' employees other than those which are in accordance with the terms of such Pension Plans, Welfare Plans or Fringe Benefit Plans in effect immediately prior to the Effective Time.

         (j) With respect to any Welfare Plan which is a "group health plan" as defined in Code Section 4980B, the Company and its Subsidiaries have complied with the continuation coverage requirements of Code Section 4980B for any periods prior to the Effective Time.

         (k) The Company has furnished to Merchants copies of all documents relating to the Pension Plans, Welfare Plans or Fringe Benefit Plans, including, but not limited to, the following: any service provider agreements, any investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the trustees or any committee there under, all of which are true and complete.

         (1) To the Company's knowledge, no fiduciary of the Pension Plans or Welfare Plans has engaged in any "prohibited transaction" (as defined in ERISA
Section 406 or Code Section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part 4 of Title I of ERISA with respect to such Pension Plans or Welfare Plans.

         (m) The Company has no knowledge of the occurrence of any event with respect to any Pension Plan which could result in a liability of the Company, any Subsidiary or any member of the Company's controlled group to the Pension Benefit Guaranty Corporation ("PBGC"), other than the timely payment of premiums pursuant to Section 4007 of ERISA. All required PBGC premiums have been paid for the periods through the Effective Time.

         (n) Except as set forth in the Company's Disclosure Schedule at Section 2.10, no Welfare Plan or Fringe Benefit Plan provides any form of post-retirement health benefits to retired employees of the Company or its Subsidiaries, other than benefits required to be provided pursuant to Code
Section 4980B.

         SECTION 2.11. EMPLOYMENT CONTRACTS; MATERIAL CONTRACTS. Except as set forth in the Company Disclosure Schedule at Section 2.11, neither the Company nor its Subsidiaries is a party to or bound by (a) any employment or consulting contract; (b) any contract or commitment for capital expenditures in excess of $10,000.00 for any one (1) project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days from the date of this Agreement.

         SECTION 2.12. REGISTRATION STATEMENT; PROXY STATEMENT. None of the information supplied or to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Proxy Statement/ Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the Securities and Exchange Commission (the "SEC") or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Company's shareholders meeting (pursuant to Section 6.02) (the "Meeting") shall be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting.

         SECTION 2.13. TITLE TO PROPERTY. The Company Disclosure Schedule at
Section 2.13 correctly identifies all real property owned and leased by the Company and its Subsidiaries. The Company and its Subsidiaries each has good and defensible title to all of their properties and assets, real and personal, tangible and intangible free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and borrowings from the Federal Home Loan Bank and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole; and all leases pursuant to which the Company or its Subsidiaries leases from others real or personal property including, without limitation, leases for branch offices are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or its Subsidiaries has not taken adequate steps to prevent such a default from occurring). The Company's and its Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. To the Company's knowledge, none of the buildings, structures or appurtenances owned or leased by the Company or its Subsidiaries for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other administrative regulations (whether or not permitted because of prior non-conforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

         SECTION 2.14. COMPLIANCE WITH ENVIRONMENTAL LAWS.

         (a) The term "Company's Property" shall mean any real property and improvements currently owned, leased, used, operated or occupied by the Company or its Subsidiaries, including properties acquired by foreclosure, properties which the Banks have a present right to acquire upon foreclosure and which are owned by customers of the Banks who have received written notification of default, or properties held or operated in a fiduciary or managerial capacity;

         (b) The term "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or Environmental Permit;

         (c) The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

         (d) The term "Environmental Permits" shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

         (e) The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under Environmental Laws.

         (f) The Environmental Permits (if any) are in full force and effect and, to the Company's knowledge, constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required for the conduct of the Company's and its Subsidiaries' businesses and the use of the Company's Property (as presently conducted and used) in compliance with Environmental Laws.

         (g) The Company and its Subsidiaries have filed all reports, returns and other filings required to be filed with respect to the Company's Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a material adverse effect on the Company's or Subsidiaries' businesses or financial condition, taken as a whole.

         (h) Except as set forth in the Company's Disclosure Schedule at Section 2.14(h), to the Company's knowledge, the business of the Company and its Subsidiaries and the Company's Property have been and are being operated by the Company and its Subsidiaries in accordance with all Environmental Laws and Environmental Permits and neither the Company nor its Subsidiaries has received any written notice nor does the Company or its Subsidiaries have knowledge that the Company's Property is not in material compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to the Company's knowledge, threatened.

         (i) Except as set forth in the Company's Disclosure Schedule at Section 2.14(i), there are no actions pending, or to the Company's knowledge, threatened against the Company or any of the

Subsidiaries (naming the Company or its Subsidiaries), which in any case assert or allege (i) the Company or its Subsidiaries (naming the Company or its Subsidiaries) violated any Environmental Law or Environmental Permit or are in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority; (ii) the Company or its Subsidiaries is required to clean up or take remedial or other response action due to the disposal, discharge or other release of any Hazardous Substance on the Company's Property or elsewhere; or (iii) the Company or its Subsidiaries is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release of any Hazardous Substance by the Company, its Subsidiaries or others. The Company, its Subsidiaries, and the Company's Property are not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

         (j) Except as set forth in the Company's Disclosure Schedule at Section 2.14(j), with respect to the period during which the Company or its Subsidiaries occupied the Company's Property (i) no Hazardous Substances have been treated, recycled or disposed of by the Company or its Subsidiaries (intentionally or unintentionally) on, under or at the Company's Property; (ii) there has been no release or threatened release by the Company or the Subsidiaries of any Hazardous Substance from the Company's Property; (iii) to the Company's knowledge, there have been no activities on the Company's or its Subsidiaries Property which would subject Merchants, its subsidiaries, or any subsequent occupier of the Company's Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or common law theory of liability.

         SECTION 2.15. ABSENCE OF AGREEMENTS. Neither the Company nor its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or its Subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or its Subsidiaries may carry on its business), or in any manner relates to its capital adequacy, its credit policies or its management nor has the Company or its Subsidiaries been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         SECTION 2.16. TAXES. The Company and its Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and its Subsidiaries have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies or other similar assessments of any kind, and
(c) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of the Company's knowledge, threatening to assert against the Company or its Subsidiaries any deficiency or claim for additional Taxes. Neither the Company nor its Subsidiaries has granted any waiver of any statute of limitation with respect to, or any extension of a period for the assessment of any tax. There are no tax liens on any assets of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Company's Balance Sheet are adequate to cover all Taxes accruable by the Company and its Subsidiaries on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in the Company Disclosure Schedule at Section 2.16, no agreements relating to allocating or sharing of Taxes exist between the Company and its Subsidiaries.

         SECTION 2.17. INSURANCE. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by the Company and its Subsidiaries have been delivered to Merchants. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other-than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding and enforceable policies, and will not be terminated prior to the Effective Time. To the best knowledge of the Company, the insurance policies to which the Company or its Subsidiaries are parties are sufficient for compliance with all material requirements of law and all material agreements to which the Company or its Subsidiaries are parties and will be maintained by the Company and its Subsidiaries until the Effective Time. Neither the Company nor its Subsidiaries has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

         SECTION 2.18. ABSENCE OF ADVERSE AGREEMENTS. Neither the Company nor its Subsidiaries is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court which materially and adversely affects or in the future may have a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of the Company or its Subsidiaries, taken as a whole.

         SECTION 2.19. INTERNAL CONTROLS AND RECORDS. The Company and its Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. There is no amendment to any agreement, collateral document or security which is not fully reflected in the books and records of the Company or its Subsidiaries.

         SECTION 2.20. LOANS. Except as disclosed in the Company Disclosure Schedule at Section 2.20, (a) its Subsidiaries are not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company or its Subsidiaries or banking regulators;

(b) neither the Company nor its Subsidiaries is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or its Subsidiaries, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (c) to the Company's knowledge, neither the Company nor its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole.

         SECTION 2.21. LABOR MATTERS.

         (a) To the Company's knowledge, the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or its Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting the Company or its Subsidiaries; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefore has been asserted against the Company or its Subsidiaries; and (e) neither the Company nor its Subsidiaries is experiencing any material work stoppage.

         SECTION 2.22. BROKERS. Except as set forth in the Company's Disclosure Schedule at Section 2.22, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or in connection with any other transaction, whether consummated or not, based upon arrangements made by or on behalf of the Company or its Subsidiaries.

         SECTION 2.23. ACCOUNTING AND TAX MATTERS.

         (a) To the best knowledge of the Company, neither the Company nor its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent Merchants from accounting for the business combination to be effected by the Merger as a purchase transaction or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1) of the Code.

         (b) To the best knowledge of the Company, there is no plan or intention on the part of shareholders of the Company who will receive Merchants Common Stock to sell or otherwise dispose of an amount of Merchants Common Stock to be received in the Merger which would reduce their ownership of Merchants Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than fifty percent (50%) of the total value of the Company's Common Stock outstanding immediately prior to the Merger.

         SECTION 2.24. FULL DISCLOSURE. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of the Company to Merchants in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         SECTION 2.25. VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of the Company's Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company's or its Subsidiaries' capital stock necessary to approve the Merger and the transactions contemplated thereby.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF MERCHANTS
                                AND MERGER CORP.

         Except as set forth in the Disclosure Schedule attached hereto (the "Merchants Disclosure Schedule"), Merchants and Merger Corp. hereby represent and warrant to the Company that:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION. Merchants and Merger Corp. are financial holding companies duly organized and validly existing under the laws of the State of Wisconsin. Merchants and Merger Corp. are registered with the Federal Reserve Board as financial holding companies under the BHCA. Merchants and Merger Corp. have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "Merchants Approvals") necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority and Merchants Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Merchants or Merger Corp. taken as a whole. Merchants or Merger Corp. have not received any notice of proceedings relating to the revocation or modification of any such Merchants Approvals. Merchants and Merger Corp. are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Merchants or Merger Corp.

         SECTION 3.02. ARTICLES OF INCORPORATION AND BYLAWS. Merchants and Merger Corp. have heretofore made available to the Company a complete and correct copy of their Articles of Incorporation and Bylaws, as amended or restated. Such Articles of Incorporation and Bylaws are in full force and effect. Merchants and Merger Corp. are not in violation of any of the provisions of their Articles of Incorporation or Bylaws.

         SECTION 3.03. CAPITALIZATION. The outstanding capital stock of Merchants is, and the shares of Merchant's Common Stock to be issued pursuant to the Merger, when so issued, will be, duly authorized, validly issued, fully paid and non-assessable, (except as provided in Section 180.0622(2)(b) of Wisconsin Business Corporation Law) fully registered under the Securities Act and have not, and will not have, been issued in violation of the preemptive rights of any person. As of April 15, 2002 the issued and outstanding shares of Merchants totaled 2,542,387 C.S. Stock.

         SECTION 3.04. AUTHORITY. Merchants and Merger Corp. have the requisite corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merchants and Merger Corp. and the consummation by Merchants and Merger Corp. of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Merchants and Merger Corp. and no other corporate proceedings on the part of Merchants or Merger Corp. are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by Merchants and Merger Corp. and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Merchants and Merger Corp.

         SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) To the best knowledge of Merchants and Merger Corp., the execution and delivery of this Agreement by Merchants and Merger Corp. does not, and the performance of this Agreement by Merchants and Merger Corp. shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Merchants or Merger Corp., (ii) conflict with or violate any laws applicable to Merchants and Merger Corp. or by which their properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Merchants or Merger Corp. pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merchants or Merger Corp. is a party or by which Merchants or Merger Corp. or their properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Merchants and/or Merger Corp.

         (b) To the best knowledge of Merchants and Merger Corp., the execution and delivery of this Agreement by Merchants and Merger Corp. does not, and the performance of this Agreement by Merchants or Merger Corp. shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the federal and state banking laws and the filing and recordation of appropriate merger or other documents as required by Iowa and Wisconsin Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Merchants and Merger Corp. from performing their obligations under this Agreement, and would not have a Material Adverse Effect on Merchants and/or Merger Corp.

         SECTION 3.06. COMPLIANCE; PERMITS. To the best knowledge of Merchants and Merger Corp., Merchants and Merger Corp. are not in conflict with, or in default or violation of (a) any Law applicable to Merchants or Merger Corp. or by which their property is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merchants or Merger Corp. is a party or by which Merchants or Merger Corp. or any of their properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Merchants and/or Merger Corp.

         SECTION 3.07. SECURITIES REPORTS; FINANCIAL STATEMENTS.

         (a) As of the date of this Agreement, Merchants has made available to the Company in the form filed with the SEC(i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2001, 2000, 1999 and 1998, respectively,
(ii) Quarterly Report on Form 10-Q for the period ended March 31, 2002, (iii) all definitive proxy statements relating to Merchants meetings of shareholders (whether annual or special) held since December 31, 1998, (iv) all Reports on Form 8-K filed by Merchants with the SEC since December 31, 1998, (v) all other reports or registration statements filed by Merchants with the SEC since December 31, 1998, and (vi) all amendments and supplements to all such reports and registration statements filed by Merchants with the SEC since December 31, 1998, (collectively, the "Merchants SEC Reports"). The Merchants' SEC Reports, including all Merchants SEC Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Merchants SEC Reports, including any SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Merchants and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         (c) Except as set forth on the consolidated balance sheet of Merchants and its subsidiaries as of December 31, 2001, including all notes thereto, neither Merchants nor its subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2001, that would not have a Material Adverse Effect on Merchants.

         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Merchants SEC Reports filed prior to the date of this Agreement, since December 31, 2001, to the date of this Agreement, Merchants and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2001, there has not been
(a) any change in the financial condition, results of operations or business of Merchants or its subsidiaries having a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Merchants or its subsidiaries having a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole, (c) any change by Merchants in its accounting methods, principles or practices, (d) any revaluation by Merchants of any of its material assets in any material respect, or (e) to the date of this Agreement, any entry by Merchants or any of its subsidiaries into any commitment or transactions material to Merchants or its subsidiaries, taken as a whole.

         SECTION 3.09. ABSENCE OF LITIGATION. Except as disclosed in the Merchants Disclosure Schedule at Section 3.09, there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting Merchants or any of Merchants' subsidiaries pending or, to the knowledge of Merchants, threatened, except for matters which will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Merchants or its subsidiaries taken as a whole, and there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Merchants or any of Merchants' subsidiaries as a result of an examination by any regulatory authority.

         SECTION 3.10. REGISTRATION STATEMENT; PROXY STATEMENT. None of the information supplied or to be supplied by Merchants for inclusion in (a) the Registration Statement (as defined in Section 6.01) (b) the Proxy Statement/Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the shareholder meeting (as provided for in Section 6.02) shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the shareholder meeting (as provided for in Section 6.02). All documents filed with the SEC or other regulatory authority by Merchants in connection with the Merger shall comply as to form in all material respects with the provisions of applicable law.

         SECTION 3.11. ABSENCE OF AGREEMENTS. Neither Merchants nor any of its subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Merchants or its subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, Merchants or its subsidiaries may carry on their business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to their capital adequacy, their credit policies or management, except for those the existence of which has been disclosed to the Company prior to the date of this Agreement, nor has Merchants or any of its subsidiaries been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         SECTION 3.12. TAXES. Merchants and its subsidiaries have timely filed all Tax Returns required to be filed by them, and Merchants and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Merchants is maintaining reserves adequate for their payment. To the best knowledge of Merchants, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits or administrative proceedings, court proceedings or otherwise, or, to the best of Merchants' knowledge, threatening to assert against Merchants or any of its subsidiaries any deficiency or claim for additional Taxes. Neither Merchants nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of Merchants or any of its subsidiaries. Neither Merchants nor any of its subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Merchants Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as set forth in Merchants Disclosure Schedule, at Section 3.12, no agreements relating to allocating or sharing of Taxes exist among Merchants and its subsidiaries and no tax indemnities given by Merchants or its subsidiaries in connection with a sale of stock or assets remain in effect. Except as disclosed in the Merchants Disclosure Schedule at Section 3.12, neither Merchants nor any of its subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code, or (ii) any installment sale gain. Neither Merchants nor any of its subsidiaries has made an election under Section 341(f) of the Code.

         SECTION 3.13. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Merchants or Merger Corp.

         SECTION 3.14. ACCOUNTING AND TAX MATTERS. To the best knowledge of Merchants, neither Merchants nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent Merchants from accounting for the business combination to be effected by the

Merger as a purchase transaction or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1) of the Code.

         SECTION 3.15. FULL DISCLOSURE. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Merchants to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it has been made, in order to make the statements herein or therein not misleading.

         SECTION 3.16. VOTE REQUIRED. Pursuant to applicable provisions of Wisconsin law, no vote of the shareholders of Merchants is required to approve the Merger.


                                   ARTICLE IV
                            COVENANTS OF THE COMPANY

         SECTION 4.01. AFFIRMATIVE COVENANTS. The Company hereby covenants and agrees with Merchants and Merger Corp. that prior to the Effective Time, unless the prior written consent of Merchants shall have been obtained and except as otherwise contemplated herein, it will and/or it will cause each of its Subsidiaries to:

         (a) Operate its/their business only in the usual, regular and ordinary course consistent with past practices;

         (b) Use reasonable efforts to preserve intact its/their business organization and assets, to maintain its/their rights and franchises, to retain the services of its/their officers and key employees and to maintain its relationships with customers;

         (c) Use reasonable efforts to maintain and keep its/their properties in as good repair and condition as at present, ordinary wear and tear excepted;

         (d) Use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it/them;

         (e) Perform in all material respects all obligations required to be performed by it/them under all material contracts, leases, and documents relating to or affecting its/their assets, properties, and business;

         (f) Purchase and sell securities and make loans in accordance with past practices and in accordance with paragraph 4.02(j);

         (g) With respect to the Banks, maintain as of the date on which all of the conditions set forth in Article VII have been satisfied or waived and thereafter a loan loss reserve of not less than 1.3 percent of loans and leases after certain loans have been charged-off pursuant to mutual agreement of the Company and Merchants;

         (h) Use reasonable efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws;

         (i) Obtain an independent audit of its financial statements for the year ended December 31, 2001 and for such additional years as may be required by governmental agencies;

         (j) Fully expense as of the date on which all conditions set forth in
Article VII have been satisfied or waived all expenses (including fees) incurred in connection with the consummation of the transaction contemplated hereby.

         (k) Confer with Merchants to report on operational matters of a material nature and report on the general status of the ongoing operations of the business of the Company and its subsidiaries.

         SECTION 4.02. NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or permit its Subsidiaries to do, without the prior written consent of Merchants, any of the following:

         (a) (i) Except as set forth on Schedule 4.02, grant any increase in compensation or grant any bonuses (incentive or special) to its employees as a class, or to its officers or directors, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers.

         (b) Except as set forth on Schedule 4.02, declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock;

         (c) (i) Redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

         (d) Issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares;

         (e) Initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or its Subsidiaries to take any such action, and the Company shall promptly notify Merchants orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; provided, however, that nothing contained in this subsection (e) shall prohibit the Board of Directors of the Company from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representative to furnish information to any party that requests information as to the Company and its Subsidiaries or taking any other action if the Board of Directors of the Company, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Bank Control Act with respect to the Company or its Subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated there under) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent (10%) or more of the then outstanding shares of capital stock of the Company or any of its Subsidiaries; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing;

         (f) Propose or adopt any amendments to the corporate charter or Bylaws in any way materially adverse to Merchants;

         (g) Except in their fiduciary capacities for the account of customers, purchase any shares of Merchants Common Stock;

         (h) Change any of its methods of accounting in effect at December 31, 2001, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2001, except as may be required by law or generally accepted accounting principles;

         (i) Change any lending, investment, liability management or other material policies concerning the business or operations of the Company or its Subsidiaries in any material respect; organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable Federal or state law, or make any material changes in its operations;

         (j) (i) Incur or assume any material obligation or liability, including without limitation any obligation for borrowed money, except for borrowings from the Federal Home Loan Bank in accordance with the Banks' line of credit, disclosed in Schedule 4.02, whether or not evidenced by a note, bond, debenture or similar instrument and whether or not being incurred to reduce other existing liabilities, or make any loan (not including any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, the Bank or banking regulators) which shall not meet the requirements of the Bank's loan policy in effect as of March 31, 2002 or investment (excluding U.S. Treasury Securities and municipal loans) in an amount greater than $100,000.00 per investment, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practices and in amounts not material to the Company or its Subsidiaries; and (B) as may be required under existing agreements to which the Company or its Subsidiaries is a party; (iv) acquire assets (including equipment) or securities in excess of $25,000.00 in the aggregate (excluding loans to customers and investments permitted in (i) above; (v) enter into any other contract or agreement involving annual payments by the Company or its Subsidiaries or the other party or parties thereto in excess of $20,000.00; (vi) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $20,000.00 individually; (vii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000.00 or in any manner which would restrict in any material respect the operations or business of the Company or its Subsidiaries; (viii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; or (ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole; or

         (k) Agree in writing or otherwise to do any of the foregoing.

         SECTION 4.03. ACCESS AND INFORMATION.

         (a) Upon reasonable notice, and without unreasonable disruption to the business carried on by the Company or its Subsidiaries, the Company shall (and shall cause its Subsidiaries to) afford to Merchants' officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Merchants (i) a copy of each Company Report filed by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available; (ii) the monthly financial statements of the Banks; (iii) the audited financial statements of the Company and its Subsidiaries for the year ended December 31, 2001, if required by the SEC; (iv) a summary of any action taken by the Board of Directors, or any committee thereof, of the Company and its Subsidiaries; (v) all other information concerning the business, properties and personnel of the Company or its Subsidiaries as Merchants may reasonably request.

         (b) Any information provided to the Company by Merchants whether prior to or subsequent to the date of this Agreement shall be kept confidential by the representatives of the Company and its Subsidiaries (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or
(iii) it is required to be disclosed by the Company in any document required to be filed with any government authority or agency.

         SECTION 4.04. AFFILIATES; ACCOUNTING AND TAX TREATMENT. Within thirty
(30) days after the date of this Agreement, (a) the Company shall deliver to Merchants a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and
(b). the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws, and shall obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.04. The Company shall obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 4.04 as soon as practicable after attaining such status. The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1) of the Code.

         SECTION 4.05. EXPENSES.

         (a) Except as provided in Section 8.02, below, all Expenses (as described below) incurred by Merchants and the Company shall be borne solely and entirely by the party which has incurred the same. Without limiting the Company's obligations pursuant to the preceding sentence, the Company shall be responsible for expenses in connection with the preparation of audited financial statements as of the year ended December 31, 2001, and related schedules for the Company and its Subsidiaries. Merchants and the Company shall share equally in the expense of preparing, printing, mailing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC regulatory filing fees incurred in connection therewith. However, should the Merger not be completed, the expense of preparing, printing, and mailing the Registration Statement shall be borne by Merchants and the expense of preparing, printing, mailing and filing the Proxy Statement/Prospectus shall be borne by the Company.

         (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the preparation of the Registration Statement and Proxy Statement/Prospectus, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

         SECTION 4.06. DELIVERY OF SHAREHOLDER LIST. The Company shall or shall arrange to have its transfer agent deliver to Merchants or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Merchants may reasonably request.


                                    ARTICLE V
                             COVENANTS OF MERCHANTS

         SECTION 5.01. AFFIRMATIVE COVENANTS. Merchants hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained, and except as otherwise contemplated herein it will and will cause Merger Corp. to:

         (a) Maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in Merchants' financial Statements applied on a consistent basis;

         (b) Conduct its business in a manner that does not violate any law, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Merchants or its subsidiaries, taken as a whole; and

         (c) Will, to the best of its ability and in all material respects, (i) comply with applicable Blue Sky Laws and regulations, the Securities Act, and the Exchange Act, and (ii) remain qualified under the Exchange Act and the rules and regulations there under.

         SECTION 5.02. ACCESS AND INFORMATION.

         (a) After the date of this Agreement and prior to the Effective Time, Merchants shall (and shall cause each of its subsidiaries to) furnish promptly to the Company (i) a copy of each Merchants SEC

Report filed by it or received by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, and (ii) all other information concerning the business, properties and personnel of Merchants or its subsidiaries as the Company may reasonably request.

(b) Any information provided to Merchants by the Company or its Subsidiaries, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of Merchants (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or
(iii) it is required to be disclosed by Merchants in any document required to be filed with any government agency. Upon any termination of this Agreement pursuant to Article VIII hereof, Merchants agrees to promptly return all information and documents that it has obtained from the Company in connection herewith.

         SECTION 5.03. ACCOUNTING AND TAX TREATMENT. Merchants will use its best efforts to cause the Merger to qualify as a reorganization under Section 368
(a)(1) of the Code.

         SECTION 5.04. REGISTRATION STATEMENT. Merchants will use its best efforts to cause the Registration Statement to be declared effective by the SEC under the Securities Act and to obtain all other federal and state securities permits and other authorizations necessary to issue Merchants Common Stock in exchange for the Company Common Stock and to consummate the Merger.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         SECTION 6.01. REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Merchants shall prepare and file a registration statement on Form S-4 (the registration statement together with the amendments thereto are defined as the "Registration Statement" and the prospectus and proxy materials contained therein are defined as the "Proxy Statement/Prospectus") with the SEC covering the Merchants Common Stock to be issued in the Merger (subject to the immediately following sentence), with a view toward permitting the Registration Statement to become effective as soon as reasonably practicable. Merchants does not undertake to file post-effective amendments to Form S-4 or to file a separate registration statement to register the sale of Merchants Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Merchants all information concerning the Company and its Subsidiaries required to be set forth in the Registration Statement and Merchants will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement and Proxy Statement/Prospectus. Merchants and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatement or omission. As promptly as practicable after the effective date of the Registration Statement, the Company will mail to its shareholders (a) the Proxy Statement/Prospectus, and (b) as promptly as practicable after approval thereof by Merchants and the Company, such other supplementary proxy materials as may be necessary to make the Proxy Statement/Prospectus comply with the applicable requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Merchants, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitute a "prospectus" within the meaning of the Securities Act. Merchants shall also take any action required to be taken under any applicable Blue Sky Law in connection with the issuance of the shares of Merchants Common Stock to be issued as set forth in this Agreement and the Company and its Subsidiaries shall furnish all information concerning the Company and its Subsidiaries, and the holders of the Company's Common Stock and other assistance as Merchants may reasonably request in connection with such action.

         SECTION 6.02. MEETING OF THE SHAREHOLDERS. The Company shall: (a) cause a shareholders meeting to be duly called and held as soon as practicable to consider and vote upon the Merger and any related matters in accordance with the applicable provision of applicable law, (b) subject to the exception for the exercise of its fiduciary duties in Section 4.02(e) submit this Agreement to the shareholders together with a majority recommendation for approval by the Board of Directors of the Company, solicit the approval thereof by the shareholders of the Company by mailing or delivering to each shareholder a combined Proxy Statement/Prospectus, and use its best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company's shareholders.

         SECTION 6.03. APPROPRIATE ACTION; CONSENTS; FILINGS. The Company and Merchants and Merger Corp. shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement; (b) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and
(c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations there under, and any other applicable federal and state securities law, (ii) any applicable federal or state banking laws and (iii) any other applicable law; provided that Merchants, Merger Corp. and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Merchants shall furnish all information required on any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

         SECTION 6.04. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Merchants, and Merchants shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Company or Merchants, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.05. PUBLIC ANNOUNCEMENTS. Merchants and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the

Merger and shall not issue any such press release or make any such public statement prior to such consultation and without mutual consent of both parties, except as may be required by law.

         SECTION 6.06. ENVIRONMENTAL MATTERS. In the event Merchants or its environmental consultants discover or determine the existence of any environmental condition (including, without limitation, a spill, discharge or contamination) the result of which may require investigative or remedial action pursuant to any federal, state, or local law, statute or regulation or may be the basis for the assertion of any third-party claims, including the claims of governmental entities, Merchants shall promptly notify the Company thereof and the Company shall, at its sole cost and expense, proceed with due diligence to take reasonably appropriate action in response thereto.

         SECTION 6.07. BREAK-UP FEE.

         (a) Provided that neither party has breached in any material respect its obligations under this Agreement, as a condition and inducement to both parties' willingness to enter into and perform this Agreement, a fee ("Break-Up Fee") equal to two percent (2%) of the aggregate Merger Consideration as defined in Section 1.06 of this Agreement shall be payable as outlined in Section 6.07 (b), (c) and (d) below.

         (b) The Break-Up Fee shall be payable by the Company to Merchants only if:

                  (i) (A) The Board of Directors of the Company (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated thereby, or (2) shall not at the appropriate time have recommended or shall have withdrawn, modified or amended in any respect its recommendation that its shareholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement/Prospectus or (B) the Board of Directors of the Company shall have resolved to do any of the foregoing; or

                  (ii) The Company violates Section 4.02(e) hereof.

         (c) The Break-Up Fee shall be payable by Merchants to the Company only if:

                  (i) Merchants is unable to obtain the regulatory approvals from the Federal Reserve Bank necessary to complete the Merger, unless such inability to obtain said approval is due to new regulatory requirements imposed by the Federal Reserve Bank which up to the date of this Agreement had not been in effect; or

                  (ii) The SEC does not declare the Registration Statement to be effective or the SEC issues a stop order suspending the effectiveness of the Registration Statement under the Securities Act, unless such action by the SEC is due to new regulatory requirements imposed by the SEC which up to the date of this Agreement had not been in effect.

         (d) The Break-Up Fee shall be paid within three (3) days subsequent to a termination of this Agreement and shall be considered liquidated damages and shall be payable in addition to any other damages, fees or expenses to which Merchants may be entitled pursuant to the terms of this Agreement or remedies at law or equity.

         SECTION 6.08. DIRECTORS OF MERCHANTS. Merchants shall recommend to its shareholders the election of two (2) directors from the Company to the Merchants' Board of Directors at the annual shareholder meeting of Merchants following the date of this Agreement, or the immediately following shareholders meeting if inclusion of such directors' nominations in the proxy statement is not practical due to time constraints. Until such shareholder meeting, the Board of Directors of Merchants shall appoint these persons to the Merchants' Board of Directors. The Directors from the Company to be so appointed are Donald Zellmer and Duane Bluemke.

                                   ARTICLE VII
                              CONDITIONS OF MERGER

         SECTION 7.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Merchants or the Company, threatened by the SEC. Merchants shall have received all other federal or state securities permits and other authorizations necessary to issue Merchants Common Stock in exchange for the Company Common Stock and to consummate the Merger.

         (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

         (c) Regulatory Approvals. The Agreement and the transactions contemplated therein shall have been approved by the Federal Reserve Board and other appropriate banking agencies having jurisdiction over the transaction, which approval shall not contain any conditions which are not reasonably satisfactory to Merchants, Merger Corp. or the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

         (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

         SECTION 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF MERCHANTS AND MERGER CORP. The obligation of Merchants and Merger Corp. to effect the Merger are also subject to the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made at the

Effective Time with the same force and effect as if made on and as of the Effective Time. Merchants shall have received a certificate of the Chief Executive Officer of the Company to that effect.

         (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company and its Subsidiaries for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company and its Subsidiaries.

         (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by any governmental agency or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Merchants Common Stock or cash pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Merchants or its subsidiaries of all or any portion of the business or assets of the Company or its Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on either the Company or its Subsidiaries, taken as a whole, or Merchants or its subsidiaries, taken as a whole.

         (e) Opinion of Counsel. Merchants shall have received from counsel for the Company reasonably satisfactory to Merchants, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Merchants which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to Merchants. Without limiting the provisions and requirements of this paragraph, the opinion of counsel for the Company pursuant to this paragraph shall include an opinion that
Article VIII of the Articles of Incorporation of the Company, as amended and restated, titled "Anti-Takeover Provisions" shall not operate to preclude or prevent the consummation of the Merger as contemplated by this Agreement.

         (f) Tax Opinion. An opinion of independent counsel for Merchants, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Merchants, Merger Corp. and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, shall have been delivered and shall not have been withdrawn or modified in any material respect.

         (g) No Material Adverse Change. Since the date of this Agreement (i) no event shall have occurred which has a Material Adverse Effect on the Company or its Subsidiaries, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on the Company or its Subsidiaries.

         (h) Affiliate Agreements. Merchants shall have received from each person who is identified in the affiliate letter as an "affiliate" of the Company a signed affiliate agreement in the form attached hereto as Exhibit 4.04.

         (i) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable, to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company, or Merchants or their respective subsidiaries (or the Surviving

Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

         (j) Voting Agreement. Concurrently with the execution and delivery of this Agreement, Merchants and certain shareholders of the Company shall have executed and delivered the Voting Agreement in the form of Exhibit 7.02(j).

         (k) Comfort Letters. Merchants shall have received from McGladrey & Pullen, LLP "comfort letters" dated as of the date of mailing of the Proxy Statement/Prospectus and the Effective Time, covering matters customary in transactions such as the Merger and in form and substance reasonably satisfactory to Merchants.

         (l) Loan Losses. Anticipated losses from outstanding loans on the books of the Banks or charged-off loans pursuant to the mutual agreement of the Company and Merchants shall not cause the respective reserve for losses on loans and leases to be reduced to less than 1.3% of outstanding loans and leases.

         SECTION 7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of Merchants and Merger Corp. contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time. The Company shall have received a certificate of the Chairman of the Board of Merchants to that effect.

         (b) Agreements and Covenants. Merchants and Merger Corp. shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by Merchants and Merger Corp. for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Merchants and Merger Corp.

         (d) Opinion of Counsel. The Company shall have received from Davis & Kuelthau, s.c. or other independent counsel for Merchants reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company which opinion shall be based on such assumptions and contains such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

         (e) Tax Opinion. An opinion of independent counsel for the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Merchants, Merger Corp. and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, shall have been delivered and shall not have been withdrawn or modified in any material respect.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION.

         (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                  (i) By mutual written consent of Merchants, Merger Corp. and the Company;

                  (ii) By Merchants, Merger Corp. or the Company (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Merchants or Merger Corp., on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of the Company, on the one hand, or Merchants, or Merger Corp. on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach or other condition, provided, however, this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect.

                  (iii) By either Merchants, Merger Corp. or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and non-appealable;

                  (iv) By either Merchants, Merger Corp. or the Company if the merger shall not have been consummated before December 31, 2002, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement.

                  (v) By either Merchants, Merger Corp. or the Company if the Federal Reserve Board or any other government agency authorized to act in the matter has denied approval of the Merger and neither Merchants, Merger Corp. nor the Company has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

                  (vi) By either Merchants, Merger Corp. or the Company if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof.

                  (vii) By either Merchants or Merger Corp. if any condition set forth in Section 7.01 or 7.02 has not been satisfied or waived in writing by December 31, 2002;

                  (viii) By the Company if any of the conditions set forth in
Section 7.01 or 7.03 has not been satisfied or waived in writing by December 31, 2002.

                  (ix) By either Merchants or the Company should the parties fail to renegotiate the Merger Consideration pursuant to Section 1.06(c)(3), after making a good faith effort to do so.

         (b) In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to other party, which notice shall specifically describe the basis for such termination.

         SECTION 8.02. EFFECT OF TERMINATION.

         (a) If the merger is not consummated as the result of termination of this Agreement caused otherwise than by breach of a party hereto, the Company and Merchants each shall pay its Expenses in accordance with the terms and conditions under paragraph 4.05(a) and as the term "Expenses" is defined in paragraph 4.05(b) above and this Agreement shall immediately terminate, except as set forth in Section 9.01 hereof, and neither the Company nor Merchants shall have any liability under this Agreement for damages or otherwise, or for payment of the Break-up Fee under Section 6.07.

         (b) If termination of this Agreement shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall promptly (but not later than five (5) business days after receipt of notice from the non-breaching party) pay the non-breaching party for its documented out-of-pocket expenses and fees incurred in connection with or related to the Merger.

         The foregoing subsections (a) and (b) of this Section 8.02 are in addition to and shall not limit the obligations of the Company pursuant to
Section 6.07 of this Agreement.

         SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would change the amount or type of consideration into which each Share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE IX
                               GENERAL PROVISIONS

         SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I shall survive the Effective Time indefinitely and those set forth in Sections 4.03(b), 4.05, 5.02(b), 8.02 and Article IX hereof shall survive termination indefinitely.

         SECTION 9.02. DISCLOSURE SCHEDULES. The schedules and information set forth in the Disclosure Schedules specifically refer to the Section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedules shall not vary, change or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the representations and warranties contained in this Agreement.

         SECTION 9.03. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like changes of address) and shall be effective upon receipt:

                           (a)   If to Merchants or Merger Corp.:

                                 Merchants & Manufacturers Bancorporation, Inc. 14100 West National Avenue
                                 New Berlin, WI 53151
                                 Telecopier: (414) 427-5252
                                 Attention: Michael Murry

                                 With a copy to:

                                 Davis & Kuelthau, S.C.
                                 111 East Kilbourn Avenue
                                 Milwaukee, WI 53202
                                 Telecopier: (414) 276-0381
                                 Attention: Erich Mildenberg

                           (b)   If to Company:

                                 Fortress Bancshares, Inc.
                                 100 North Main Street
                                 Westby, WI  54667
                                 Telecopier: (608) 634-9060
                                 Attention: Donald Zellmer

                                 With a copy to:

                                 Godfrey & Kahn, S.C.
                                 780 North Water Street
                                 Milwaukee, WI  53202
                                 Telecopier:  (414) 273-5198
                                 Attention:  Elliot H. Berman

         SECTION 9.04. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

         (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of five (5%) or more;

         (b) "Beneficial owner" with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warranties or options, or otherwise, or (B) the right to vote pursuant to any agreement , arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any Shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated there under;

         (c) `Business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

         (d) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

         (e) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the "Exchange Act).

         SECTION 9.05. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.06. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.07. ENTIRE AGREEMENT. This Agreement together with the Disclosure Schedules and Exhibits hereto constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 9.08. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Merchants may assign all or any of its rights hereunder to any affiliate with the prior written consent of the Company, which consent shall not be unreasonably withheld provided that no such assignment shall relieve the assigning party of its obligations hereunder, and the assignee agrees to be bound by the terms and conditions of this Agreement including the requirement of conversion and delivery of the Merger Consideration pursuant to Section 1.06 hereof.

         SECTION 9.09. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under the applicable principles of conflicts of law.

         SECTION 9.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Merchants, Merger Corp. and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.




                                    MERCHANTS & MANUFACTURERS
                                    BANCORPORATION, INC.



                               By:   /s/ Michael J. Murry
                                    --------------------------------------------
                                    Name:    Michael J. Murry
                                    Title:   Chairman of the Board of Directors


                                    MERCHANTS MERGER CORP.



                               By:  /s/ Michael J. Murry
                                    --------------------------------------------
                                    Name:    Michael J. Murry
                                    Title:   Chairman of the Board of Directors



                                    FORTRESS BANCSHARES, INC.



                               By:  /s/ Donald Zellmer
                                    --------------------------------------------
                                    Name:    Donald Zellmer
                                    Title:   Chairman of the Board of Directors